Exhibit 7.02

Execution Copy

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”), dated as of October 29, 2008, is hereby entered into among Ixe Banco, S.A. (the “Trustee”), as trustee of Trust No. F/466 (the “Trust” and together with the Trustee, the “Seller”), for the benefit of the following de Nicolas family members: Eustaquio Tornas de Nicolás Gutiérrez, Jose Ignacio de Nicolás Gutiérrez, Gerardo de Nicolás Gutiérrez, Julian de Nicolás Gutiérrez and Ana Luz de Nicolás Gutiérrez, and Quantum EMEA Fund Ltd., an exempted limited liability company organized under the laws of the Cayman Islands (the “Purchaser”).

WHEREAS, Purchaser desires to purchase from the Seller, and the Seller desires to sell to the Purchaser, 1,267,026 American Depository Shares (each an “ADS” and collectively the “Acquired Shares”) of Desarrolladora Homex, S.A.B. de C.V. (aka Homex Development Corp.), a corporation organized under the laws of the United Mexican States (the “Company”) at a price per ADS of $15.785, each ADS representing six shares of Common Stock, without par value, of the Company (the shares of Common Stock underlying the Acquired Shares, the “Common Shares”), in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the respective representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

1.          Purchase and Sale of the Acquired Shares. Subject to the terms of this Agreement, the Seller hereby sells, conveys, assigns and delivers to the Purchaser, and the Purchaser hereby purchases, acquires and accepts from the Seller, the Acquired Shares.

2.          Consideration. In consideration of the aforesaid sale, conveyance, assignment and delivery of the Acquired Shares, the Purchaser hereby agrees to deliver, or cause to be delivered, to the Seller, an amount in cash equal to U.S.$ 20,000,000 (the “Purchase Price”).

3.          Closing. The date of the Closing (the “Closing”) shall be the date hereof. For the avoidance of doubt, for all purposes (including, without limitation, the determination of beneficial or record holders as of any date and the right to receive dividends or other distributions from the Company in respect of the Acquired Shares or the Common Shares) the effective date of the sale, conveyance, assignment and delivery of the Acquired Shares shall be the date of this Agreement and the Seller shall promptly remit and deliver to the Purchaser any amounts or property paid or distributed to it in respect of the Acquired Shares on or following the date of this Agreement (other than the Purchase Price).

4.          Deliveries at the Closing. At the Closing, the Seller will deliver and transfer to the Purchaser the Acquired Shares in electronic form via book entry transfer to the account maintained by the Purchaser’s broker at DTC as set forth on Schedule I.

Immediately following receipt by Purchaser of evidence that such electronic book entry transfer of the Acquired Shares has been completed, Purchaser shall deliver and transfer the Purchase Price in immediately available funds in lawful money of the United States of America by two wire transfers payable to the Seller pursuant to the wire instructions set forth on Schedule II.

5.             Representations and Agreements of the Seller. The Seller represents and warrants to the Purchaser as follows:

a.           Organization and Power. The Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. The Seller has all requisite legal power to execute and deliver this Agreement and to carry out and perform its obligations under this Agreement.

b.           Authorization. All action on the part of the Seller necessary for the authorization, execution, delivery and performance of this Agreement and for the authorization of the sale and delivery of the Acquired Shares have been taken. This Agreement has been duly and validly executed and delivered by the Seller, and constitutes a valid and binding agreement of the Seller, enforceable against the Seller in accordance with its terms. The execution of this Agreement and the performance by the Seller of its obligations hereunder do not conflict with or violate Seller’s organizational documents, any agreement to which the Seller is a party or is bound or any law applicable to the Seller. No consent of, notice to or filing with any third party, including governmental authorities (other than disclosure forms, including Schedule 13D, to be filed with governmental or regulatory agencies), is required for the Seller to execute and deliver this Agreement and effect the transactions contemplated by this Agreement (without giving effect to any consents or filings which may be required as a result of the status or operations of the Purchaser).

c.           Title and Related Matters. The Seller holds of record and owns beneficially each of Acquired Shares free and clear of any liens, security interests, charges, pledges, claims, encumbrance or restrictions whether arising by contract or law (collectively, “Encumbrances”). The Seller is not a party to any contract or agreement governing the sale, disposition, transfer or voting of the Acquired Shares, other than as set forth in the Trust Agreement for the Trust and as specifically set forth in SEC filings relating to the Acquired Shares on Schedule 13D filed by Seller on February 19, 2008 and October 14, 2008, provided that none of such contracts or agreements shall be applicable to or have any effect on the Acquired Shares from and after the Closing. Upon delivery of the Acquired Shares as contemplated by Section 5 hereof, the Acquired Shares shall be free and clear of any Encumbrances, other than any restrictions on transfer under applicable securities laws and as set forth in the form of Deposit Agreement related to such Acquired Shares (a true copy of which has been filed by the Company as Exhibit 99.A with Registration Statement on Form F-6 (File No. 333-116278) on June 8, 2004).

d.           Non-Public Information. The Seller is not motivated to enter into the Agreement in whole or in part on the basis of any material non-public information.

6.                                            Representations and Agreements of the Purchaser. The Purchaser represents and warrants to the Seller as follows :

a.           Organization and Power. The Purchaser is organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite legal power to execute and deliver this Agreement and to carry out and perform its obligations under this Agreement.

b.           Authorization. All actions on the part of the Purchaser necessary for the authorization, execution, delivery and performance of this Agreement have been taken. This Agreement has been duly and validly executed and delivered by the Purchaser and constitutes a valid and binding agreement of the Purchaser, enforceable against the Purchaser in accordance with its terms. The execution of this Agreement and the performance by the Purchaser of its obligations hereunder do not conflict with or violate Purchaser’s organizational documents, any agreement to which Purchaser is a party or bound or any law applicable to Purchaser. No consent of or filing with any third party, including governmental authorities (other than disclosure forms to be filed with governmental or regulatory agencies, including Schedule 13D or Schedule 13G, as may be applicable), is required for the Purchaser to execute and deliver this Agreement and effect the transactions contemplated by this Agreement (without giving effect to any consents or filings which may be required as a result of the status or operations of the Seller).

c.           Investment Representations. The Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Acquired Shares, has independently evaluated the merits of purchasing the Acquired Shares and has made an informed, independent investment decision with respect thereto. The Purchaser is acquiring the Shares for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act) and with no present intention of selling, transferring, granting a participation in or otherwise distributing the shares thereof in violation of the Securities Act. The Purchaser is a sophisticated investor that qualifies as an “accredited investor” within the meaning of Rule 501 of Regulation D of the Securities and Exchange Commission.

7.             Withdrawal of Common Shares. If at anytime and from time to time after the Closing the Purchaser desires to withdraw any Common Shares underlying all or any portion of the Acquired Shares or otherwise convert the Acquired Shares or any portion thereof into any Common Shares underlying Acquired Shares, upon request by the Purchaser, the Seller shall use commercially reasonable efforts to cooperate and assist Purchaser with such withdrawal or conversion; provided, however, that (i) such obligations of the Seller shall survive until the fifth anniversary of the date hereof and (ii) the Seller shall have no obligation to pay any depositary or other fees in connection with such withdrawal or conversion.

8.             Fees and Expenses. Each party will assume and pay for the expenses (including fees of counsel) it incurs with respect to the purchase and sale of the Acquired Shares under this Agreement.

9.             Public Announcements. Without the prior written consent of the other party, no party to this Agreement shall, directly or indirectly, make or cause to be made, any press release, filing or other public disclosure that discloses or reveals the identity of the other party to this Agreement (or its affiliates) or files or discloses this Agreement or any of the terms hereof, other than the number of securities sold hereunder and the price paid to the Seller for such securities, provided, however, that a party may disclose such information if required by applicable law, regulation or legally binding request by any regulatory authority, after consultation with the other party and after being advised by its outside legal counsel that such disclosure is so legally required, provided further, however, that in such event the disclosing party shall, except to the extent would cause, or would be reasonably likely to cause, the disclosing party to violate applicable law or regulation. provide advance notice of such disclosure to the other party together with a copy of the anticipated disclosure (or such portions thereof that relate to the other party or to the terms of this Agreement), give the other party the opportunity to comment on such portions of the disclosure and, unless the disclosing party, acting in good faith, deems the request to be unreasonable, incorporate such comments to such disclosure.

10.           Further Assurances. Subject to the terms and provisions of this Agreement, each of the parties hereto shall take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable law, and execute and deliver such documents and other papers, in each case, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated hereby.

11.           Binding Effect; Assignment. This Agreement is not assignable by either party, unless the prior written consent of the other parties hereto is obtained. This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the Seller and its successors and permitted assigns with respect to the obligations of the Purchaser under this Agreement, and to the benefit of the Purchaser and its successors and permitted assigns with respect to the obligations of the Seller under this Agreement.

12.           Enforceability. If any provision of this Agreement shall be held invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render invalid or unenforceable any other severable provision of this Agreement and this Agreement shall be carried out as if any such invalid or unenforceable provision were not contained herein.

13.           Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

14.           Governing Law. This Agreement shall be governed by the laws of the State of New York (regardless of the laws that might otherwise govern under applicable principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth above.

IXE BANCO, S.A., as trustee of Trust No. F/466 for the benefit of the following de Nicolás family members: Eustaquio Tomás de Nicolás Gutiérrez, Jose Ignacio de Nicolas Gutiérrez, Gerardo de Nicolas Gutiérrez, Julian de Nicolas Gutiérrez and Ana Luz de Nicolás Gutiérrez

By:	/s/ Idalia Morales Lever
Name: Idalia Morales Lever
Title: Trust Delegate

By:	/s/ Armando Jorge Rivero Laing
Name: Armando Jorge Rivero Laing
Title: Legal Director

QUANTUM EMEA FUND LTD.

By:	/s/ DAVID TAYLOR
	Name:	DAVID TAYLOR
	Title:	Attorney-In-Fact